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                                                                      EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE


                       LANNETT COMPANY, INC AND SUBSIDIARY

                      STATEMENT RE COMPUTATION OF EARNINGS
                                    PER SHARE

                                               YEAR ENDED JUNE 30                        YEAR ENDED JUNE 30
                                            2001              2001                      2000              2000
                                            ------------------------------------------------------------------
                                            Net Income      Shares                   Net Income          Shares
Basic earnings per share factors            $1,524,787    13,206,128                 $1,350,097        13,206,128

Effect of potentially dilutive
option plans and debentures:

Employee stock options
                                            --------------------------------------------------------


Diluted earnings per share factors          $1,524,787    13,206,128                 $1,350,097        13,206,128
                                            ----------    ----------                 ----------        ----------


Basic earnings per share                    $     0.12                               $    0.10

Diluted earnings per share                  $     0.12                               $    0.10



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